Exhibit 1

New Gold Announces Pit Wall Movement at Cerro San Pedro Mine

August 28, 2013 — New Gold Inc. (“New Gold”) (TSX and NYSE MKT:NGD) today announces that a minor pit wall movement occurred at its Cerro San Pedro Mine in Mexico on August 23, 2013. Approximately 800,000 tonnes of material moved on the northeast pit wall. Importantly, no one was injured, however, as a precautionary measure, mining in the area below the pit wall movement has been temporarily suspended. New Gold is working with geotechnical experts to evaluate the area and assess the impact on the company’s near-term mine plan and production at Cerro San Pedro. The objective is to develop a plan for the safe resumption of mining in the area below the movement, however, if it is determined that this area will not be accessible until the next phase of mining, scheduled to take place in 2014, the company’s preliminary estimate is that approximately 15,000 ounces of gold production would be carried forward from 2013 into future periods. The cost to mine and recover these ounces is not expected to increase by a material amount.

“Our primary focus is on ensuring the safety of our team and, as a result, we have stopped mining activity below the area of the ground movement,” stated Robert Gallagher, President and Chief Executive Officer. “We are currently assessing the ground conditions and plan to adjust our mine plan to maximize our 2013 production, however, any ounces that cannot be accessed this year as a result of the slide are expected to be mined in the coming two years.”

Separately, in the last month, recoveries from the Cerro San Pedro leach pad have been below the company’s targets. New Gold is evaluating various alternatives to restore the recovery rates to historical levels.

New Gold anticipates that Cerro San Pedro’s 2013 production will be below original expectations, however, efforts to mitigate the impact of the pit wall movement and lower recovery rates are already underway. New Gold will provide further details on the 2013 outlook for Cerro San Pedro, including the amount of production that is expected to be carried forward to future periods, as well as any potential impact on the consolidated company as part of its third quarter results.

About New Gold Inc.

New Gold is an intermediate gold mining company. The company has a portfolio of four producing assets and three significant development projects. The New Afton Mine in Canada, the Cerro San Pedro Mine in Mexico, the Mesquite Mine in the United States and the Peak Mines in Australia provide the company with its production base and solid foundation. In addition, New Gold owns 100% of the Blackwater project and 97% of the Rainy River project, both in Canada, as well as 30% of the El Morro project located in Chile. New Gold’s objective is to continue to establish itself as a leading intermediate producer, focused on the environment, sustainability and generating peer-leading shareholder returns. For further information on the company, please visit www.newgold.com.

Cautionary Note Regarding Forward-Looking Statements

Certain information contained in this news release, including any information relating to New Gold’s future financial or operating performance may be deemed “forward looking”. All statements in this news release, other than statements of historical fact, that address events or developments that New Gold expects to occur, are “forward-looking statements”. Forward-looking statements are statements that are not historical facts and are generally, but not always, identified by the use of forward-looking terminology such as “plans”, “expects”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates”, “projects”, “potential”, “believes” or variations of such words and phrases or statements that certain actions, events or results “may”, “could”, “would”, “should”, “might” or “will be taken”, “occur” or “be achieved” or the negative connotation. Forward looking statements in this release include, among others, statements regarding future production levels at Cerro San Pedro and future costs. All forward-looking statements are based on the opinions and estimates of management as of the date such statements are made and are subject to important risk factors and uncertainties, many of which are beyond New Gold’s ability to control or predict. Forward-looking statements are necessarily based on estimates and assumptions that are inherently subject to known and unknown risks, uncertainties and other factors that may cause actual results, level of activity, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. Such factors include, without limitation: significant capital requirements; fluctuations in the international currency markets and in the rates of exchange of the currencies of Canada, the United States and Mexico; price volatility in the spot and forward markets for commodities; discrepancies between actual and estimated production, between actual and estimated reserves and resources and between actual and estimated metallurgical recoveries; changes in international, national and local government legislation in Mexico; taxation; controls, regulations and political or economic developments in the countries in which New Gold does or may carry on business; the speculative nature of mineral exploration and development, including the risks of obtaining and maintaining the validity and enforceability of the necessary licenses and permits and complying with the permitting requirements of each jurisdiction that New Gold operates, including, but not limited to, in Mexico where the Cerro San Pedro mine has a history of ongoing legal challenges related to our EIS; the lack of certainty with respect to foreign legal systems, which may not be immune from the influence of political pressure, corruption or other factors that are inconsistent with the rule of law; diminishing quantities or grades of reserves; loss of key employees; additional funding requirements; changes in project parameters as plans continue to be refined; accidents; labour disputes; and defective title to mineral claims or property or contests over claims to mineral properties. In addition, there are risks and hazards associated with the business of mineral exploration, development and mining, including environmental hazards, industrial accidents, unusual or unexpected formations, pressures, cave-ins, geotechnical failures, flooding and gold bullion losses (and the risk of inadequate insurance or inability to obtain insurance to cover these risks) as well as “Risk Factors” included in New Gold’s disclosure documents filed on and available at www.sedar.com.

Forward-looking statements are not guarantees of future performance, and actual results and future events could materially differ from those anticipated in such statements. All of the forward-looking statements contained in this news release are qualified by these cautionary statements. New Gold expressly disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, events or otherwise, except in accordance with applicable securities laws.

For further information please contact:

New Gold Inc.

Hannes Portmann

Vice President, Corporate Development

Direct: +1 (416) 324-6014

Email: info@newgold.com